UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):       March 13, 2008
Premier Exhibitions, Inc.

(Exact name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, Suite 2250, Atlanta, Georgia	30326

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:    (404) 842-2600
N/A

(Former nme or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On March 13, 2008, Premier Exhibitions, Inc. (the “Company”) entered into a License Agreement (the “Agreement”) with Sports Immortals®, Inc. (“SI”). Pursuant to the Agreement, the Company has acquired an exclusive worldwide license to design, produce, present, promote and conduct multiple “Sports Immortals®” Traveling Exhibitions (collectively the “Exhibition”). The Company believes that “Sports Immortals®” is the largest and most extensive known collection of sports memorabilia as it contains over one million artifacts from the world’s greatest athletes. The Exhibition to be conducted by the Company will contain sports artifacts as well as related video footage, artwork and other intellectual property. Pursuant to the terms of the Agreement, SI has also granted the Company an exclusive license to manufacture and sell “Sports Immortals®” brand merchandise in conjunction with and limited to the Exhibition. The initial term of the Agreement expires five years from the opening by the Company of its first “Sports Immortals®” exhibition and may be extended for up to five additional one year periods.
     In consideration of the license granted to it by SI, the Company will pay SI a royalty as a percentage of the gross revenue actually received by the Company from the conduct of the Exhibition, less the royalty advances made by the Company to SI under the Agreement. Over the initial term of the Agreement, the Company will advance $6,000,000. In the event that the Company elects to extend the term of the Agreement, it shall provide SI with additional royalty advances of $1,500,000 for each of the first two additional one year extensions of the term and $2,000,000 for each additional one year term extension of the term thereafter. At its option, the Company may terminate the Agreement two years after the opening of its first Sports Immortals® exhibition.
     In addition, the Agreement provides for the grant by the Company to SI’s designees of 300,000 warrants (the “SI Warrants”) to purchase shares of the Company’s Common Stock, par value $0.0001 per share. The SI warrants, which will be exercisable until 90 days following the expiration of the Agreement’s term or any extension thereof, shall vest pro rata on each anniversary date of the Agreement and have an exercise price of $4.57 per share, that being the average of the closing price of the Company’s Common Stock on the Nasdaq National Market for the five business days immediately preceding the date of the Agreement. The Agreement provides that the Company shall be permitted, at its option, to satisfy any exercise of the SI Warrants by either: (i) issuing Common Stock; or (ii) providing the warrant holder with an amount in cash equal to the number of shares being exercised times the difference between the price of the Company’s Common Stock on the date a notice of exercise is received by the Company and the exercise price. During any annual extension of the term of the Agreement, the Company is also required to issue to SI or its designees 60,000 additional warrants to purchase shares of the Company’s Common Stock, which warrants shall be in the same form described above (except that the exercise price of such additional warrants shall be calculated immediately prior to any term extension and such additional warrants shall vest annually in conjunction with the extension term).
     Pursuant to the Agreement, the Company has also agreed to hire Joel Platt and Jim Platt as consultants and to provide them each an aggregate consulting fee of $225,000, to be payable in 26 equal bi weekly installments of $8,654 each, and to reimburse their expenses. The consulting services to be provided include, among other things, the selection of artifacts for display in the Exhibition, assisting in the design and setup of the Exhibition and acting as spokespersons for the Exhibition.

     The Agreement also provides that the Company shall also make a cash contribution to the Platt Sports Foundation to benefit the proposed Sports Immortals® permanent Museum Complex (the “Foundation”). In addition, the Company will grant 50,000 warrants to purchase shares of the Company’s Common Stock to the Foundation, which warrants shall vest pro rata on each anniversary date of the Agreement. All warrants granted by the Company to the Foundation will have the same terms as the SI Warrants. The exercise of the warrants granted to the Foundation shall be equal to $4.57 per share, that being the average of closing price of the Company’s Common Stock on the Nasdaq National Market for the five business days immediately preceding the execution of the Agreement.
     The Agreement provides that SI will refrain from competing with the Company in the presentation of any exhibition similar to the “Sports Immortals®” concept, except for certain specific projects planned by SI including but not limited to the Sports Immortals® permanent Museum Complex, and contains such other terms and provisions that are customary to similar agreements.

Item 3.02.	Unregistered Sales of Equity Securities.
     The information required by this Item 3.02 is contained in Item 1.01 of this Current Report on Form 8-K, which Item 1.01 is incorporated herein by reference. The warrants to be granted by the Company in connection with the Agreement will be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) of said Act.

Item 8.01.	Other Events.
     On March 19, 2008, the Company announced that it entered into an exclusive worldwide license agreement to present multiple simultaneous “Sports Immortals®” Traveling Exhibitions. A copy of the Company’s press release containing such announcement is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 19, 2008 of Premier Exhibitions, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
Date: March 19, 2008	By:	/s/ Harold W. Ingalls
Harold W. Ingalls
Chief Financial Officer